Exhibit 4.1

Annex

Spark Networks SE

Virtual Stock Option Plan

Terms & Conditions

November 2017

Table of Content

Table of Content	2

List of Definitions	3

§ 1 Options; Strike Price; Stock Price	4

§ 2 Grant Date; Plan Term	5

§ 3 Vesting	5

§ 4 Termination of Employment	7

§ 5 Settlement Dates	8

§ 6 Exercise of Options	8

§ 7 Option Value	8

§ 8 Cash Settlement	9

§ 9 Share Settlement	9

§ 10 Anti-Dilution Protection	10

§ 11 Delisting	12

§ 12 Listing of ADSs on another Stock Exchange; Listing of Shares instead of ADSs; Share-for-Share Transactions	13

§ 13 Administrator	14

§ 14 Notices	14

§ 15 Non-Transferability	15

§ 16 Corporate Governance	15

§ 17 Taxes and Public Charges	16

§ 18 No Company Practice; No Remuneration for Services in the Past	17

§ 19 Final Provisions	17

Terms & Conditions of the Virtual Stock Option Plan	Page 2 of 18

List of Definitions

Accelerated Vesting	5

Administrator	14

ADS	4

Cap	8

Cash Settlement	4

Claim	4

Claw-back Condition	6

Claw-back Period	6

Decrease Ratio	10

Delisting	12

Delisting Cash Payment per Share	12

Employer Company	6

Exchange ADSs	13

Exchange Ratio	13

Exchange Shares	13

Exercise Notice	8

Former Affinitas Shareholders	6

Grant Date	5

Increase Ratio	10

Letter of Grant	4

Liquidity Event	6

New Spark	4

New Spark Group	4

Option	4

Option Value	4

Plan Participant	4

Plan Term	5

Regular Vesting	5

Relevant Contract	6

Relevant Position	7

Settlement Date	7

Settlement Reference Date	8

Share	4

Share Number Decrease	10

Share Number Increase	10

Share Settlement	4

Share-for-Share Transaction	13

Stock Price	4

Strike Price	4

Super Dividend	11

Terms & Conditions	4

Vesting Date	5

VSOP	4

Terms & Conditions of the Virtual Stock Option Plan	Page 3 of 18

Preamble

Spark Networks SE (“New Spark”) is a European stock corporation (Societas Europaea) with corporate seat in Germany.

The ordinary shares of New Spark (each a "Share”) can be traded through American Depositary Shares listed on the NYSE American LLC (each an "ADS”) with each ADS representing 0.1 Shares.

The Virtual Stock Option Plan (the “VSOP”) which is governed by these Terms & Conditions (the “Terms & Conditions”) is a long term incentive plan established by New Spark for selected executives and employees of New Spark and its subsidiaries (collectively, the “New Spark Group”) as part of their remuneration for future services within the New Spark Group.

§ 1

Options;

Strike Price; Stock Price

1.1	Each participant of the VSOP (a "Plan Participant") has been granted by a separate letter of grant (the "Letter of Grant") a certain number of virtual stock options (each an "Option").

1.2	Each Option represents the right to receive, upon exercise, a certain amount in cash (the "Option Value" and the respective payment claim of the Plan Participant a "Claim") to be determined in accordance with § 7 below on the basis of

(a)	the strike price for the respective Option in USD as specified in the Letter of Grant (the "Strike Price"); and

(b)	the relevant ADS Stock Price (as defined in § 1.4 below).

1.3	New Spark shall be entitled to elect, at its sole discretion, instead of a settlement of the Option Value of the exercised Options and the according Claims in cash (a "Cash Settlement"), a settlement of the Option Value and the according Claims (or any part thereof) in ADSs ("Share Settlement"). However, for the avoidance of doubt, the Plan Participants shall not have a right to request a Share Settlement or otherwise request a delivery of Shares or ADSs, respectively.

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1.4	The term "ADS Stock Price" in relation to a certain date shall mean the volume-weighted average closing price in USD of one ADS in trading on the NYSE American LLC[1] for the period of one month prior to such date.

§ 2

Grant Date; Plan Term

2.1	For purposes of these Terms & Conditions, the term "Grant Date" shall mean the effective date for the grant of the respective Plan Participant’s Options as specified in the relevant Letter of Grant irrespective of the date of the respective Letter of Grant or the date of its acceptance by the respective Plan Participant, it being understood that the Grant Date shall always be set at the end of a month.

2.2	The VSOP has a regular term of 49 months commencing with the Grant Date (the "Plan Term").

§ 3

Vesting

3.1	Options shall vest in accordance with the following provisions.

3.2	The Options of a Plan Participant are subject to a staggered regular vesting (the "Regular Vesting”) with the following vesting dates (each a "Vesting Date"):

(a)	1/3 of the total number of Options granted to the respective Plan Participant as per a certain Grant Date shall vest as per the end of the 12th month after the relevant Grant Date (one-year cliff); and

(b)	an additional 1/12 of such Options shall vest as per the end of each additional 3-month period until the end of the 36th month after the relevant Grant Date.

If 1/3 or 1/12 of the total number of Options granted to the respective Plan Participant as per a certain Grant Date is not an integer, the result shall be rounded up to the nearest whole number with the last 1/12 being reduced accordingly.

3.3	The Regular Vesting shall be suspended, and the Vesting Dates of still unvested Options shall be extended accordingly, during the following times:

(a)	Times during which the Plan Participant is not permitted to engage in employment under the German Act for Protection of Mothers (Mutterschutzgesetz) and/or takes a parental career break (Elternzeit),

[1]	To be calculated based on the daily volume in trading on the NYSE American LLC with an accuracy (in USD) of two digits after the decimal point by rounding half up (kaufmännisches Auf- bzw. Abrunden auf die zweite Nachkommastelle).

Terms & Conditions of the Virtual Stock Option Plan	Page 5 of 18

(b)	Times during which the Plan Participant is incapable to work due to invalidity, illness or accident and is not entitled to claim on-going payment of her/his remuneration (Lohnfortzahlung) any longer, or

(c)	Times during which the Plan Participant takes unpaid leave or educational/training leave.

3.4	The Options of a Plan Participant are further subject to an accelerated vesting in case of a Liquidity Event (as defined in § 3.5 below) as follows (the "Accelerated Vesting"):

(a)	All Options of a Plan Participant not yet vested (and not lapsed) prior to the occurrence of the Liquidity Event shall immediately vest upon the occurrence of the Liquidity Event.

(b)	The Accelerated Vesting shall, however, be subject to the condition subsequent (auflösende Bedingung) that, until the end of the 12th month after the occurrence of the Liquidity Event (the "Claw-back Period"), the Plan Participant’s Relevant Contract and/or Relevant Position (each as defined in § 4.1(a) below) is terminated by the Plan Participant (with the date of the termination notice being decisive) without good cause (ohne wichtigen Grund) (the "Claw-back Condition").

(c)	If the Claw-back Condition is not met, the occurrence of the Liquidity Event is deemed to be the Vesting Date for the relevant Options.

(d)	If the Claw-back Condition is met, the Accelerated Vesting shall retroactively fall away and the relevant Options are deemed to have been subject to the Regular Vesting only. For the avoidance of doubt, the Regular Vesting shall not be suspended by a Liquidity Event and shall continue in accordance with its terms also during the Claw-back Period.

3.5	The term "Liquidity Event" shall mean:

(a)	The consummation (dinglicher Vollzug) of any off-market disposal (außerbörsliche Veräußerung) of more than 50 % of all Shares outstanding from time to time in one transaction or a series of related transactions (including, without limitation, by way of block trades, a public offering or private placement of Shares) by former shareholders of Affinitas GmbH or any of their respective affiliates (verbundene Unternehmen) within the meaning of Sections 15 et seq. of the German Stock Corporation Act (Aktiengesetz) (together, "Former Affinitas Shareholders") to one or several third parties other than Former Affinitas Shareholders;

(b)	The liquidation of New Spark; or

(c)	A Delisting of New Spark (as defined in § 11.3 below).

Terms & Conditions of the Virtual Stock Option Plan	Page 6 of 18

§ 4

Termination of Employment

4.1	Subject to § 4.2 below, unvested Options of a Plan Participant shall lapse without compensation if, prior to the Vesting Date of the relevant Options,

(a)	the Plan Participant or the applicable company of the New Spark Group gives notice of termination of the Plan Participant’s employment, service or consultancy contract with the applicable company of the New Spark Group (the "Employer Company” and the "Relevant Contract", respectively) or of an according position as managing director or board member of the Employer Company (if any) (the "Relevant Position"), or the Relevant Contract and/or the Relevant Position is prematurely terminated by mutual agreement (with the date of receipt of the termination notice or the date of the mutual agreement, respectively, being decisive regardless of the date of the actual termination);

(b)	the Plan Participant’s Relevant Contract or Relevant Position with the Employer Company terminates for any other reason (including, without limitation, due to the expiration of the respective term of the Relevant Contract or the Relevant Position, retirement for age, permanent invalidity or death); or

(c)	the Employer Company ceases to form part of the New Spark Group.

Subject to § 4.3 below, all Options of a Plan Participant which are already vested at the relevant date shall remain unaffected in the cases of (a) through (c) above.

4.2	The provisions of § 4.1 above shall not apply to a termination of the Relevant Contract and/or the Relevant Position with the Employer Company or to the Employer Company’s ceasing to form part of the New Spark Group if, irrespective of such termination or such ceasing, the Plan Participant continues to be employed with, or to provide services to, the New Spark Group under a new employment, service or consultancy contract with a company of the New Spark Group. In this case, the respective Plan Participant’s unvested Options shall continue to vest in accordance with § 3 above. For the avoidance of doubt, if subsequently a further event pursuant to § 4.1 (a) through (c) above occurs (including, if the (last) Employer Company subsequently ceases to form part of the New Spark Group), § 4.1 above shall apply to such further event in accordance with its terms.

4.3	All still unexercised or unsettled Options held by a Plan Participant, whether vested or unvested, shall lapse without compensation if, prior to the relevant Settlement Date,

(a)	the Relevant Contract or the Relevant Position is terminated by the Employer Company for reasons related to the conduct of such Plan Participant (verhaltensbedingt) by notice or termination or mutual agreement (with the date of receipt of the termination notice or the date of the mutual agreement, respectively, being decisive regardless of the date of the actual termination), or

Terms & Conditions of the Virtual Stock Option Plan	Page 7 of 18

(b)	the Plan Participant acts in a way that justifies a termination of the Relevant Contract or the Relevant Position by the Employer Company for reasons related to the conduct of such Plan Participant (verhaltensbedingt).

§ 5

Settlement Dates

5.1	For the Cash Settlement or, to the extent elected by New Spark, a Share Settlement of Options, the following settlement dates (each a "Settlement Date") shall be offered to the Plan Participants subject to a proper exercise of the relevant Options:

(a)	The end of the 13th month after the respective Grant Date (= first Settlement Date); and

(b)	The end of each additional 3-month period until the end of the 49th month after the respective Grant Date (= last Settlement Date).

5.2	The 15th day of the month of the respective Settlement Date shall be referred to as the corresponding "Settlement Reference Date".

§ 6

Exercise of Options

6.1	The exercise of Options requires their prior vesting. Options the vesting of which is not based on a Regular Vesting but solely on an Accelerated Vesting can only be exercised after expiration of the Claw-back Period and if the Claw-back Condition has not been met during the Claw-back Period.

6.2	Options are exercised by a respective exercise notice of the respective Plan Participant (an "Exercise Notice").

6.3	The Exercise Notice must (i) state the number of Options which are exercised as per the relevant Settlement Date and (ii) be received by New Spark no later than on the corresponding Settlement Reference Date.

6.4	Options which are still unexercised after the Settlement Reference Date of the last Settlement Date shall lapse without compensation.

§ 7

Option Value

7.1	Subject to the following provisions, the Option Value per Option shall equal the ADS Stock Price as per the relevant Settlement Reference Date minus the Strike Price of such Option.

Terms & Conditions of the Virtual Stock Option Plan	Page 8 of 18

7.2	If the Option Value is zero or negative as per the relevant Settlement Reference Date, the Options shall be deemed not exercised.

7.3	The Option Value per Option shall be limited to the following maximum amount (the "Cap"):

(a)	for the first Settlement Date, the Cap shall equal 160% of the Strike Price; and

(b)	shall be increased, for each of the following Settlement Dates, by 20% of the Strike Price (up to 400% of the Strike Price which shall then apply to the last Settlement Date).

§ 8

Cash Settlement

8.1	If, and to the extent, New Spark does not elect a Share Settlement, the Option Value per exercised Option shall be converted to EUR with the official USD-EUR exchange rate as per the Settlement Reference Date and be paid to the Plan Participant in cash (after deduction of wage tax and other statutory levies), at the election of New Spark, by the respective Settlement Date or together with the payment by the Employer Company of the regular monthly salary for the following month.

8.2	No USD-EUR conversion shall be made for Plan Participants employed within the US.

§ 9

Share Settlement

9.1	If, and to the extent, New Spark elects a Share Settlement with respect to the applicable Settlement Date, the aggregate Option Value of the exercised Options (or the part thereof which is part of the Share Settlement, respectively) shall be translated into a corresponding number of ADSs as follows:

(a)	The aggregate Option Value of the respective Options (or the part thereof which is part of the Share Settlement, respectively) is divided by the ADS Stock Price as per the Settlement Reference Date.

(b)	If the resulting number of ADSs is not an integer (or does not represent a whole number of Shares), any partial ADSs (and any ADSs not representing a whole number of Shares) will be retranslated into a corresponding USD amount, converted to EUR with the official USD-EUR exchange rate as per the Settlement Reference Date and settled in cash.

Terms & Conditions of the Virtual Stock Option Plan	Page 9 of 18

9.2	The resulting number of ADSs representing a whole number of Shares will be created by the issuance of Shares against contribution in kind of the corresponding Claims (or the relevant part thereof) by the respective Plan Participant to New Spark (with the Plan Participant being obliged to such contribution, including via an agent or trustee, as a result of the election by New Spark of the Share Settlement). The application for registration of the consummation of the corresponding share capital increase of New Spark shall be filed with the commercial register by the respective Settlement Date (with the issuance of the ADSs to occur in due course thereafter). Alternatively, New Spark may use Shares held in treasury (eigene Aktien) (if any) for the creation and delivery of the required ADSs.

9.3	New Spark shall notify the Participants of the election of a Share Settlement in relation to the respective Settlement Date, and the part of the Option Value which shall be subject to a Share Settlement, no later than one month before such Settlement Date.

9.4	New Spark will use reasonable efforts to establish an “exercise and sell concept” for the Plan Participants in case of a Share Settlement to allow the Plan Participants, via an Administrator (as defined in § 13 below), a sale of ADSs to be delivered under the Share Settlement in a way as to allow a deduction of wage tax and other applicable levies resulting from the Share Settlement from the proceeds of such sale. Alternatively, New Spark may limit the Share Settlement to an appropriate part of the Option Value in order to allow a deduction of wage tax and other applicable levies form the part of the Option Value which is settled by way of a Cash Settlement.

§ 10

Anti-Dilution Protection

10.1	If, between the Grant Date and the respective Settlement Date, the total number of Shares is increased due to an increase of Shares without contributions being made to New Spark in this context (a "Share Number Increase" and the ratio between the total number of Shares after the Share Number Increase and the total number of Shares prior to the Share Number Increase, the "Increase Ratio") including, without limitation, by way of a share split (Aktiensplit) or a share capital increase from New Spark’s reserves (Kapitalerhöhung aus Gesellschaftsmitteln) which is effected by the issuance of new shares,

(a)	the total number of all outstanding (vested and unvested) Options granted to a Plan Participant shall be increased by multiplication with the Increase Ratio and rounding the result, if it is not an integer, to the nearest integer;

(b)	the corresponding Strike Price shall be reduced by division through the Increase Ratio; and

(c)	for purposes of calculating an ADS Stock Price, stock prices not yet reflecting the Share Number Increase shall be adjusted by division through the Increase Ratio and the according trading volume (in numbers of traded ADSs) shall be adjusted by multiplication with the Increase Ratio.

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10.2	If, between the Grant Date and the respective Settlement Date, the total number of Shares is decreased without distributions being made in this context by New Spark to its shareholders (a "Share Number Decrease" and the ratio between the total number of Shares after the Share Number Decrease and the total number of Shares prior to the Share Number Decrease, the "Decrease Ratio") including, without limitation, by way of a share combination (Aktienzusammenlegung) or a share cancellation (Einziehung von Aktien),

(a)	the total number of all outstanding (vested and unvested) Options granted to a Plan Participant shall be reduced by multiplication with the Decrease Ratio and rounding the result, if it is not an integer, to the nearest integer;

(b)	the corresponding Strike Price shall be increased by multiplication with the Increase Ratio; and

(c)	for purposes of calculating an ADS Stock Price, stock prices not yet reflecting the ADR Number Decrease shall be adjusted by division through the Decrease Ratio and the according trading volume (in numbers of traded ADSs) shall be adjusted by multiplication with the Decrease Ratio.

A cancellation of treasury shares shall not qualify as Share Number Decrease if the relevant Shares have been acquired by the New Spark Group against consideration (in particular, without limitation, by way of a share buy-back).

10.3	The provisions on a Share Number Increase shall apply mutatis mutandis if the number of ADSs representing one Share is increased, and the provisions on a Share Number Decrease shall apply mutatis mutandis if the number of ADSs representing one Share is decreased.

10.4	If, between the Grant Date and the respective Settlement Reference Date, New Spark distributes a Super Dividend (as defined below) the ADS Stock Price as per the respective Settlement Date used for the calculation of the Option Value shall be increased by an amount equaling the amount of the Super Dividend per Share divided by the number of ADSs representing one Share.

No adjustments shall be made for dividend distributions to the extent they do not qualify as Super Dividend.

The term “Super Dividend per Share” shall mean the amount in EUR by which the total gross dividend distribution(s) distributed by New Spark for a certain fiscal year exceed(s) 50% of the consolidated net income (Konzernjahresüberschuss) of New Spark in EUR of the relevant fiscal year as such figure is published by New Spark after (i) conversion of such amount to USD with the official EUR-USD exchange rate as per payment date of the respective dividends and (ii) division by the total number of Shares entitled to dividends for such year.

10.5	In the case of other changes to New Spark’s share capital or its composition or other measures resolved by the shareholders’ meeting of New Spark resulting in a dilution of the economic value of Options held by the Plan Participants, New Spark shall be entitled to determine, in its sole discretion, whether or not and how to make appropriate adjustments (including, without limitations, adjustments of the Strike Price, number of Options and/or calculation of the relevant ADS Stock Price) in order to eliminate, entirely or partly, the impact of the relevant measure on the overall economic value of the Options held by each Plan Participant.

Terms & Conditions of the Virtual Stock Option Plan	Page 11 of 18

§ 11

Delisting

11.1	If a Delisting (as defined in § 11.3 below) occurs between the respective Grant Date and the last Settlement Date, all exercised Options not settled prior to the occurrence of the Delisting shall be settled solely by way of a Cash Settlement (without New Spark being entitled to elect a Share Settlement for the settlement of such Options). However, subject to the provisions on an Accelerated Vesting due to a Delisting, the Delisting shall not affect the Settlement Dates or the provisions on the exercise of Options.

11.2	For purposes of calculating the Option Value pursuant to § 7 above for Options settled after the occurrence of a Delisting, the ADS Stock Price as per the relevant Settlement Reference Date shall be deemed the highest of:

(a)	The ADS Stock Price as per the relevant Settlement Reference Date (if any);

(b)	The ADS Stock Price as per the date of the occurrence of the Delisting; and

(c)	The Delisting Cash Payment per Share (as defined below) (if any) after (i) division by the number of ADSs representing one Share and (ii) if in EUR, converted to USD with the official EUR-USD exchange rate as per the Settlement Reference Date.

11.3	Subject to § 12.3 below, a "Delisting" shall be deemed to have occurred on the first trading day on the NYSE American LLC, on which

(a)	ADSs are no longer listed on the NYSE American LLC or another US stock exchange;

(b)	Shares are not listed on the NYSE American LLC or another US stock exchange or admitted for trading on an organized market within the European Economic Area within the meaning of Sec. 2 para. 7 and 8 of the German Securities Acquisition and Takeover Act (WpÜG) (or in the United Kingdom should the latter no longer belong to the European Economic Area); and

(c)	a respective listing or admission for trading of Shares within the meaning of (b) above has also not been applied for (with such listing or admission being granted in due course thereafter).

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11.4	The term "Delisting Cash Payment per Share”) shall mean the cash compensation (Barabfindung) or offer price (Angebotspreis) per Share duly offered to shareholders of New Spark in accordance with relevant statutory provisions or regulation in connection with the Delisting or in connection with a corporate reorganization measure (e.g. Squeeze-out, merger, conversion of legal form etc.) leading to a Delisting. A subsequent adjustment of such cash consideration or offer price in connection with court proceedings relating to the Delisting or the respective corporate reorganization measure (including, without limitation, under the German Appraisal Proceedings Act (Spruchverfahrensgesetz)) or in connection with any other settlement of claims of shareholders of New Spark relating to the Delisting or the respective corporate reorganization measure shall not affect the Delisting Cash Payment.

§ 12

Listing of ADSs on another Stock Exchange;

Listing of Shares instead of ADSs;

Share-for-Share Transactions

12.1	For times, during which ADSs are no longer listed on the NYSE American LLC but instead on another US stock exchange, the stock prices of ADSs on such other stock exchange shall be used to calculate the relevant ADS Stock Prices pursuant to § 1.4.

12.2	If ADSs are no longer listed on a US stock exchange but, instead, Shares are listed on a US stock exchange or admitted for trading on an organized market within the European Economic Area within the meaning of Sec. 2 para. 7 and 8 of the German Securities Acquisition and Takeover Act (WpÜG) (or in the United Kingdom should the latter no longer belong to the European Economic Area), still unsettled Options shall be adjusted in order for such Options to then be linked to Shares and the stock price of Shares on the relevant stock exchange instead of to ADSs and the stock price of ADSs based on the number of ADSs representing one Share, without otherwise affecting the aggregate economic value of Options held by the respective Plan Participant. New Spark shall be entitled to make appropriate adjustments of the Terms & Conditions to this effect (including, a respective adjustment of the number of Options, the Strike Price and the calculation of the Option Value) which shall be binding for the Plan Participants upon their notification of such adjustments.

12.3	In case of future corporate reorganizations or transactions involving New Spark (including, without limitation, business combinations), under which the shareholders of New Spark receive, or are offered to receive, in exchange for their Shares shares in another company ("Exchange Shares" and the relevant exchange ratio the "Exchange Ratio") which are listed, or to be listed in connection with such reorganization or transaction, (including through American Depositary Shares representing Exchange Shares ("Exchange ADSs")) on a US stock exchange or a stock exchange within the European Economic Area (including the United Kingdom) (a "Share-for-Share Transaction", New Spark (or its successor company under the Share-for-Share Transaction) shall be entitled to elect, at its sole discretion, to adjust still unsettled Options in order for such Options to then be linked to Exchange Shares or Exchange ADSs (as applicable) and the stock price of Exchange Shares or Exchange ADSs (as applicable) instead of to ADSs or Shares. Such adjustment shall be based on the Exchange Ratio and the number of ADSs representing one Share (and, if applicable, the number of Exchange ADSs representing one Exchange Share), without otherwise affecting the aggregate economic value of Options held by the respective Plan Participant. New Spark (or its successor company under the Share-for-Share Transaction) shall be entitled to make appropriate adjustments of the Terms & Conditions to this effect which shall be binding for the Plan Participants upon their notification of such adjustments with such notification to be made no later than one month after the consummation of the Share-for-Share Transaction (the "Exchange Notification"). In case of a timely Exchange Notification, the respective Share-for-Share Transaction and a termination of the listing of ADSs or Shares resulting therefrom, shall not qualify as Delisting within the meaning of § 11.3.

Terms & Conditions of the Virtual Stock Option Plan	Page 13 of 18

§ 13

Administrator

13.1	New Spark shall be entitled, at its sole discretion, to appoint (and to remove and/or replace) a bank or other professional service provider as administrator and/or trustee for the administration of the VSOP (an “Administrator”). New Spark shall notify the Plan Participants of the appointment (as well as of the removal and/or replacement) of an Administrator.

13.2	Upon request of New Spark, each Plan Participant is obliged to enter into an appropriate trust and/or custody agreement with the respective Administrator, and to accept subsequent amendments of such agreement required by the Administrator, in order to allow

(a)	the Administrator to act as settlement agent and/or trustee for the respective Plan Participant in relation to payments and/or Shares and/or ADSs receivable under the Cash Settlement and/or the Share Settlement (including, without limitation, the contribution and transfer of any portions of the respective Plan Participant’s Claims under the Share Settlement); and

(b)	The transmission of personal data to, and the processing of such data by, the respective Administrator as necessary for the administration and execution of the VSOP Program.

§ 14

Notices

14.1	Unless a stricter form is required by law or applicable regulation, notices and declarations to be made by a Plan Participant to New Spark or vice versa under these Terms & Conditions (including the Exercise Notice) shall be made in writing (schriftlich) or, if a special secured website is provided for by New Parent for the VSOP, electronically through such website, provided that the relevant Plan Participants have been notified in writing (schriftlich) with the address of, and an access code for, such website.

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14.2	Furthermore, New Spark shall be entitled to request that specific forms (Formulare) provided for by New Spark are used by the Plan Participants for certain notices and declarations under these Terms & Conditions (including for the Exercise Notice and/or for the subscription of Shares and/or the contribution of any Claims or parts thereof under a Share Settlement).

14.3	Notifications to be made by New Spark to Plan Participants under these Terms & Conditions may be addressed to the most recent address of the applicable Plan Participant of which such Plan Participant has notified New Spark and shall be deemed to be received by such Plan Participant (zugegangen) upon delivery to, or receipt at, such address. Notifications made via a password-protected website pursuant to § 14.1 above shall be deemed to be received by the relevant Plan Participant (zugegangen) on the date on which they are made available to the relevant Plan Participant on such website.

14.4	If an Administrator has been appointed, notifications to be made by New Spark to Plan Participants under these Terms & Conditions may also be made by the Administrator.

§ 15

Non-Transferability

15.1	Options and Claims resulting from the exercise of Options are neither assignable nor transferable other than by will (letztwillige Verfugüng) or in accordance with applicable laws of succession (gesetzliche Erbfolge).

15.2	However, Claims and any parts thereof shall be freely assignable and transferable for purposes of any Share Settlement and may, in particular (without limitation), be freely assigned and transferred

(a)	by Plan Participants to New Spark, the Administrator and/or any of its affiliates and

(b)	by the Administrator and its affiliates to New Parent or other affiliates of the Administrator for purposes of a Share Settlement.

§ 16

Corporate Governance

16.1	Each Plan Participant is obliged to comply with applicable statutory notification rules (including, without limitation, directors’ dealings notification rules) and other legal requirements or restrictions in connection with the grant, exercise or settlement of Options or the sale of Shares or ADSs to be delivered in connection with the settlement of Options (if any).

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16.2	Each Plan Participant is further obliged to comply with applicable insider policies of the New Spark Group in connection with the exercise or settlement of Options and the sale of Shares or ADSs to be delivered in connection with the settlement of Options (if any).

16.3	Each Plan Participant acknowledges and accepts that New Spark may disclose or publish the Plan Participant’s participation in the VSOP in order to comply with statutory notification or disclosure requirements or recommendations under applicable Governance Codes.

16.4	Each Plan Participant further acknowledges and accepts that New Spark may be required by applicable laws or regulations to cancel or restrict the rights of the Plan Participants under the VSOP. In particular, New Spark reserves the right to introduce general transfer restrictions (including, without limitation, a lock-up period) for Shares or ADSs to be delivered upon settlement of Options (if any) if, and to the extent, this is or becomes required in order for the VSOP to comply with applicable laws and regulations (including, without limitation, applicable laws and regulations of foreign jurisdictions).

§ 17

Taxes and Public Charges

17.1	Any personal income tax liabilities, levies and/or public charges (including social security except for such part of social security which has to be borne by the employer under applicable statutory law) incurred in connection with the grant, vesting and/or settlement of Options and/or the sale of Shares or ADSs to be delivered under the Share Settlement of Options shall be borne by the applicable Plan Participant.

17.2	To the extent that New Spark or the applicable company of the New Spark Group by which the Plan Participant is or has been employed is obliged to comply with the respective legal provisions at the time of the grant, the vesting and/or the settlement of Options, e.g. payment of wage tax, solidarity surcharge, social security and/or similar levies (together, the "Taxes"), New Spark and/or the relevant company of the New Spark Group (or, as the case may be, the Administrator on behalf of New Spark and/or the applicable company of the New Spark Group) is entitled to withhold the respective amounts from (i) the wage payments of the Plan Participant, (ii) payments under the Cash Settlement and/or (v) proceeds of a sale of Shares or ADSs through an Administrator in connection with a Share Settlement.

17.3	If, and to the extent, the amount of applicable Taxes is not withheld pursuant to § 17.2 above, New Spark shall be entitled to request (on its own behalf or on behalf of the applicable company of the New Spark Group) that the Plan Participant, at the discretion of New Spark, advances or reimburses such amount to New Spark and/or the applicable company of the New Spark Group.

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17.4	New Spark does not warrant, and shall not be liable for, a certain tax treatment of the VSOP and/or the provisions of these Terms & Conditions.

§ 18

No Company Practice;

No Remuneration for Services in the Past

18.1	Any Option grants and other grants under the VSOP are granted by New Spark voluntarily and do not create a company practice (betriebliche Übung). There shall be no right of a Plan Participant to be granted further Options under this VSOP or to participate in any other incentive plan neither at the level of New Spark nor any other company of the New Spark Group. The foregoing shall also apply in the case of a repeated grant of rights under any such plan.

18.2	Options are not granted under the VSOP as remuneration or premium for services provided by the respective Plan Participant to New Spark or any other company of the New Spark Group in the past. They are exclusively granted as voluntary remuneration for future services of the respective Plan Participants within the New Spark Group with the purpose of enhancing motivation and retention of the Plan Participant and thereby fostering a sustainable development of New Spark and the New Spark Group.

§ 19

Final Provisions

19.1	These Terms & Conditions shall be governed by, and construed in accordance with, the substantive laws of the Federal Republic of Germany.

19.2	To the extent legally permissible, the competent courts in Berlin shall have non-exclusive jurisdiction over all disputes arising in connection with the VSOP and these Terms & Conditions and/or in connection with the rights and obligations of New Spark or the Plan Participants thereunder.

19.3	Any amendment, supplementation or suspension of these Terms & Conditions, including this provision, shall be valid only if made in writing (schriftlich) except where a stricter form is required by mandatory law.

Terms & Conditions of the Virtual Stock Option Plan	Page 17 of 18

19.4	Should any provision of these Terms & Conditions be or become invalid, ineffective or unenforceable as a whole or in part, the validity, effectiveness and enforceability of the remaining provisions shall not be affected thereby. Any such invalid, ineffective or unenforceable provision shall be deemed replaced by such valid, effective and enforceable provision as comes closest to the economic intent and purpose of such invalid, ineffective or unenforceable provision as regards subject-matter, amount, time, place and extent. The aforesaid shall apply mutatis mutandis to any gap in these Terms & Conditions.

November 2017

Spark Networks SE

Terms & Conditions of the Virtual Stock Option Plan	Page 18 of 18

Annex

Affinitas GmbH

VESOP Settlement Terms & Conditions

Affinitas GmbH, Berlin, (“Affinitas”) has granted virtual shares (“Virtual Shares”) relating to shares in Affinitas to selected executives and employees of Affinitas and its subsidiaries (each a “Beneficiary”) under a certain Virtual Share Incentive Plan Employees (the “VESOP”).

Affinitas has entered into a certain Agreement and Plan of Merger dated May 2, 2017 (the “Merger Signing Date”), with, amongst others, Spark Networks, Inc., a US listed company (“ Spark Networks”), and Spark Networks SE, Munich (previous name: Blitz 17-655 SE) (“New Parent”), regarding a business combination of Affinitas and Spark Networks under New Parent as new holding company of both Affinitas and Spark Networks (the “Merger”). It is intended that, under the Merger, all existing shares in Affinitas and Spark Networks will be contributed and transferred to New Parent in the course of respective share capital increases of New Parent (the registration with the commercial register of the consummation of such share capital increases, the “Consummation of the Merger”).

It is intended that after the Consummation of the Merger, the ordinary shares of New Parent (each a “New Parent Share”) can be traded through American Depositary Shares to be listed on the NYSE American LLC (each a “New Parent ADS”) with each New Parent ADS representing 0.1 New Parent Shares.

In connection with the implementation of the Merger, all outstanding participations under the VESOP shall be settled (the “VESOP Settlement”).

For purposes of the VESOP Settlement, the current Beneficiaries have been offered by Affinitas under a separate letter of settlement (the “Letter of Settlement”) to settle their respective participations under the VESOP pursuant to the terms and conditions set out below (the “VESOP Settlement Terms & Conditions”).

Issues	Terms & Conditions
Subject of Settlement	All Virtual Shares of the respective Beneficiary outstanding as of the Merger Signing Date as specified in the Letter of Settlement (each a “Settlement Virtual Share”, and together, the respective Beneficiary’s “Settlement Virtual Shares”) shall be settled.

Accelerated Vesting	All Settlement Virtual Shares shall be deemed fully vested (subject to the Condition Subsequent set out below) as of the Signing Date.

Valuation Basis	The value of each Settlement Virtual Share is determined on the basis of:

Issues	Terms & Conditions
• the value of the corresponding Affinitas shares as derived from (x) a deemed total equity value of Affinitas in the amount of EUR 90 million plus the total amount of payments to current Affinitas shareholders made by New Parent in connection with the implementation of the Merger (the “Merger Payout”) and (y) the total number of 53,328 actual Affinitas shares outstanding as per the Merger Signing Date; and

• the respective exercise price applicable to the respective Settlement Virtual Shares as specified in the Letter of Settlement (the “Exercise Price”).

Determination of Payment Claim	• On the foregoing valuation basis, a total individual payment claim in EUR of the respective Beneficiary against Affinitas resulting from the aggregate value of the Beneficiary’s Settlement Virtual Shares is determined, the amount of which is specified in the Letter of Settlement (the “Claim”).

• The amount of the Claim set forth in the Letter of Settlement has been calculated on the assumption of an aggregate Merger Payout of EUR 5.73 million and is therefore subject to adjustments in case the actual Merger Payout differs from such assumed Merger Payout.

Advance Claim and Deferred Claim; Form of Settlement	• As a result of the VESOP Settlement and subject to the following provisions, the respective Beneficiary is entitled to a cash payment by Affinitas in the amount of such Beneficiary’s Claim.

• The portion of the respective Claim corresponding to the pro-rata amount of the Merger Payout (the “Advance Claim”), as specified in the Letter of Settlement, shall be paid by Affinitas to the respective Beneficiary (after deduction of wage tax and other statutory levies) within two (2) weeks after the Consummation of the Merger.

The amount of the Advance Claim set forth in the Letter of Settlement has been calculated on the assumption of an aggregate Merger Payout of EUR 5.73 million and is therefore subject to adjustments in case the actual Merger Payout differs from such assumed Merger Payout.

• The remainder of the respective Claim (the “Deferred Claim”) shall be deferred with Affinitas being entitled to elect, in its sole discretion, instead of payment of the Deferred Claim in cash (“Cash Settlement”), a settlement of the Deferred Claim (as a whole or in part) in New Parent ADSs (“Share Settlement”). However, for the avoidance of doubt, the Beneficiaries shall not have a right to request a Share Settlement or otherwise request a delivery of New Parent Shares or New Parent ADSs, respectively.

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Issues	Terms & Conditions
Settlement Dates	For the Cash Settlement or, to the extent elected by Affinitas, a Share Settlement of Deferred Claims the following settlement dates (each a “Settlement Date”) shall be offered to the Beneficiaries:

• The end of the 12th full month after the Closing of the Merger (first Settlement Date):

• The end of each of the 15th, 18th and 21st full month after the Closing of the Merger; and

• The end of the 24th full month after the Closing of the Merger (last Settlement Date).

The 15th day of the month of the respective Settlement Date shall be referred to as the corresponding “Settlement Reference Date”.

Settlement upon Settlement Request	• At any specific Settlement Date other than the last Settlement Date, only such part of the Deferred Claim of a Beneficiary shall be settled as requested by such Beneficiary in a respective request (each a “Settlement Request”). At the last Settlement Date, any remaining part of the Deferred Claim of a Beneficiary shall be settled irrespective of a Settlement Request.

• The Settlement Request must (i) state the (partial) gross amount of the Claim in EUR requested to be settled at the relevant Settlement Date (“Requested Settlement Amount”) and (ii) be received by Affinitas no later than on the corresponding Settlement Reference Date.

Cash Settlement	If, and to the extent, Affinitas does not elect a Share Settlement in respect to a Requested Settlement Amount or the remaining amount of the Deferred Claim, the applicable Requested Settlement Amount or, in the case of the last Settlement Date, any remaining amount of the Deferred Claim, shall be paid to the Beneficiary in cash (after deduction of wage tax and other statutory levies) by the respective Settlement Date or, at the election of Affinitas, together with the payment of the regular monthly salary for the following month.

Share Settlement	If, and to the extent, Affinitas elects a Share Settlement, the applicable Requested Settlement Amount or, in the case of the last Settlement Date, any remaining amount of the Deferred Claim, shall be translated in a corresponding number of New Parent ADSs as follows:

VESOP Settlement Terms & Conditions	3 / 7

Issues	Terms & Conditions
• The part of the Deferred Claim to be settled by Share Settlement is converted into USD with the official EUR- USD exchange rate as per the Settlement Reference Date.

• The resulting USD amount is divided by the 1-month VWAP of the New Parent ADSs as per the Settlement Reference Date.

• If the resulting number of ADRs is not an integer (or does not represent a whole number of New Parent shares), any partial ADSs (and any ADSs not representing a whole number of New Parent Shares) will be retranslated into a corresponding EUR amount and settled in cash.

The resulting number of ADSs representing a whole number of New Parent Shares will be created by the issuance of New Parent Shares against contribution in kind of the corresponding part of the Deferred Claim by the Beneficiary to New Parent (with the Beneficiary being obliged to such contribution, including via an agent or trustee, as a result of the election by Affinitas of the Share Settlement).

The application for registration of the consummation of the corresponding share capital increase of New Parent shall be filed with the commercial register by the respective Settlement Date (with the issuance of the New Parent ADSs to occur in due course thereafter).

Administrator	• Affinitas shall be entitled, at its sole discretion, to appoint (and to remove and/or replace) a bank or other professional service provider as administrator and/or trustee for the administration of the VESOP Settlement (an “Administrator”). Affinitas shall notify the Beneficiaries of the appointment (as well as of the removal and/or replacement) of an Administrator.

• Upon request of Affinitas, each Beneficiary shall be obliged to enter into an appropriate trust and/or custody agreement with the respective Administrator, and to accept subsequent amendments of such agreement required by the Administrator, in order to allow

(i) the Administrator to act as settlement agent and/or trustee for the respective Beneficiary in relation to payments and/or New Parent Shares and/or New Parent ADSs receivable under the Cash Settlement and/or the Share Settlement and/or the contribution of any portions of the respective Beneficiary’s Deferred Claim under the Share Settlement; and

VESOP Settlement Terms & Conditions	4 / 7

Issues	Terms & Conditions
(ii) the transmission of personal data to, and the processing of such data by, the respective Administrator and/or its affiliates as necessary for the administration and execution of the VESOP Settlement.

• The form of the Trust Agreement to be entered into by the Beneficiaries with the Administrator will be determined by the respective Administrator after consultation with Affinitas.

• The costs of the administration of the VESOP Settlement by an Administrator shall be borne by Affinitas.

Further requirements	The Deferred Claim of any Beneficiary shall lapse if the employment contract of the respective Beneficiary with the applicable employer company within the group of companies consisting of Affinitas and New Parent and their respective subsidiaries (the “Employer Company”) is terminated prior to the first Settlement Date by (i) termination notice of the Beneficiary without good cause (Kundigung ohne wichtigen Grund) or (ii) by termination notice by the Employer Company of the Beneficiary for good cause (aus wichtigem Grund) because further employment is inacceptable (unzumutbar) for the Employer Company for specifically severe and material objective reasons for which the Beneficiary is responsible (in each case, date of receipt of termination notice to be decisive).

Condition Subsequent	The VESOP Settlement provided for in these VESOP Settlement Terms & Conditions shall be subject to the condition subsequent (auflosende Bedingung) that the Closing of the Merger does not occur at the latest by 31 March 2018.

Notices	• Unless a stricter form is required by law or applicable regulation, notices and declarations to be made by a Beneficiary to Affinitas or vice versa under the VESOP Settlement Terms & Conditions (including the Settlement Request) shall be made in writing (schriftlich) or, if a special secured website is provided for by Affinitas for the VESOP Settlement, electronically through such website, provided that the relevant Beneficiaries have been notified in writing (schriftlich) with the address of, and an access code for, such website.

VESOP Settlement Terms & Conditions	5 / 7

Issues	Terms & Conditions
• Furthermore, Affinitas shall be entitled to request that specific forms (Formulare) provided for by Affinitas are used by the Beneficiaries for certain notices and declarations under the VESOP Settlement Terms & Conditions (including for the Settlement Request and/or for the subscription of New Parent Shares and/or the contribution of any parts of the Deferred Claims under a Share Settlement).

• Notifications to be made by Affinitas to Beneficiaries under these VESOP Settlement Terms & Conditions may be addressed to the most recent address of the applicable Beneficiary of which such Beneficiary has notified Affinitas and shall be deemed to be received by such Beneficiary (zugegangen) upon delivery to, or receipt at, such address. Notifications made via a password-protected website as set forth above shall be deemed to be received by the relevant Beneficiary (zugegangen) on the date on which they are made available to the relevant Beneficiary on such website.

• If an Administrator has been appointed, notifications to be made by Affinitas to Beneficiaries under these VESOP Settlement Terms & Conditions may also be made by the Administrator.

Non-Transferability	• The Claims (including any parts thereof) are neither assignable nor transferable other than by will (letztwillige Verfugung) or in accordance with applicable laws of succession (gesetzliche Erbfolge).

• However, the Deferred Claims and any parts thereof are freely assignable and transferable for purposes of any Share Settlement and may, in particular (without limitation), be freely assigned and transferred

(i) by the Beneficiaries to New Parent, the Administrator and/or any of its affiliates and

(ii) by the Administrator and its affiliates to New Parent or other affiliates of the Administrator for purposes of such Share Settlement.

Taxes	• Any personal income tax liabilities, levies and/or public charges (including social security except for such part of social security which has to be borne by the employer under applicable statutory law) incurred in connection with Virtual Shares, the VESOP Settlement, the Cash Settlement or Share Settlement of Settlement Virtual Shares and/or the sale by Beneficiaries of New Parent Shares or New Parent ADSs to be delivered under the Share Settlement (if any) shall be borne by the applicable Beneficiary.

VESOP Settlement Terms & Conditions	6 / 7

Issues	Terms & Conditions
• Affinitas does not warrant, and shall not be liable for, a certain tax treatment of the VESOP Settlement and/or the provisions of the VESOP Settlement Terms & Conditions.

Final Provisions	• These VESOP Settlement Terms & Conditions shall be governed by, and construed in accordance with, the substantive laws of the Federal Republic of Germany.

• To the extent legally permissible, the competent courts in Berlin shall have non-exclusive jurisdiction over all disputes arising in connection with these VESOP Settlement Terms & Conditions and/or in connection with the rights and obligations of Affinitas or the Beneficiaries.

• Any amendment, supplementation or suspension of these VESOP Settlement Terms & Conditions, including this provision, shall be valid only if made in writing (schriftlich) except where a stricter form is required by mandatory law.

• Should any provision of these VESOP Settlement Terms & Conditions be or become invalid, ineffective or unenforceable as a whole or in part, the validity, effectiveness and enforceability of the remaining provisions shall not be affected thereby. Any such invalid, ineffective or unenforceable provision shall be deemed replaced by such valid, effective and enforceable provision as comes closest to the economic intent and purpose of such invalid, ineffective or unenforceable provision as regards subject- matter, amount, time, place and extent. The aforesaid shall apply mutatis mutandis to any gap in these VESOP Settlement Terms & Conditions.

* * *

November 2017

Affinitas GmbH

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